Exhibit 10.4

News Corporation 2013 Long-Term Incentive Plan	(Cash)
RESTRICTED STOCK UNIT TERMS AND CONDITIONS NOTICE

Award of Restricted Stock Units
News Corporation, a Delaware corporation (“News Corp”), has awarded you the number of cash-settled restricted stock units (“RSUs”) relating to shares of its Class A Common Stock, par value $0.01 per share (the “NWSA Shares”), as set forth in your Summary of RSU Award (collectively, the “RSU Award”). The terms and conditions of the RSU Award are set forth in this RSU Terms and Conditions Notice, including any terms and conditions applicable to your country set forth in Appendix A attached hereto and incorporated by reference herein (collectively, this “RSU Terms and Conditions Notice”) and in the News Corporation 2013 Long-Term Incentive Plan, as amended and restated (the “2013 LTIP”).
The terms of the 2013 LTIP are incorporated herein by reference. All capitalized terms that are not defined in this RSU Terms and Conditions Notice have the meaning set forth in the 2013 LTIP. By accepting the RSU Award, you agree to all of the terms and conditions described in this RSU Terms and Conditions Notice (including in Appendix A attached hereto) and in the 2013 LTIP. You acknowledge that you have carefully reviewed the 2013 LTIP and agree that the terms of the 2013 LTIP will control in the case of any conflict between this RSU Terms and Conditions Notice and the 2013 LTIP.
Subject to the terms and conditions set forth herein, RSUs represent the potential to receive, following the applicable vesting period, the cash value of a number of NWSA Shares (the “RSU Program”).

Conversion of Restricted Stock Units
Unless otherwise provided in this RSU Terms and Conditions Notice, your RSUs will convert to the cash value of NWSA Shares according to the vesting schedule set forth in the RSU Award; provided that you remain employed by News Corp from the date of the RSU Award through the relevant vesting dates, as set forth in the Summary of RSU Award and with the exceptions set forth below.
As soon as is reasonably practicable following the vesting date set forth on the Summary of RSU Award (but in no event beyond December 31 of the calendar year in which the applicable vesting date occurs), the cash value of NWSA Shares payable with respect to the vested RSUs will be paid to you. Upon settlement, your RSUs shall be extinguished and such RSUs will no longer be considered to be held by you for any purpose.

Dividend Equivalents
Dividend Equivalents will be credited on each RSU granted to you under your RSU Award in the manner set forth below. If News Corp declares one or more regular cash dividends (each, a “Dividend”) on the NWSA Shares with a record date occurring during the period commencing on the Date of Grant of your RSU Award and ending on and including the day immediately preceding the day the RSUs are settled, then, on the date each such Dividend is paid to holders of NWSA Shares, you will be credited with Dividend Equivalents based on the amount of such Dividend that would have been payable to you if you held, as of the record date for such Dividend, a number of NWSA Shares equal to (i) the number of RSUs granted to you on the Date of Grant that have not previously vested and been converted to NWSA Shares plus (ii) the number of NWSA Shares that any Dividend Equivalents previously credited to you under this RSU Terms and Conditions Notice were deemed to have been reinvested in pursuant to the next succeeding sentence. Each Dividend Equivalent will be deemed to have been reinvested in NWSA Shares as of the Dividend payment date based on the Fair Market Value of an NWSA Share on the day immediately preceding such Dividend payment date. Dividend Equivalents will be payable in cash. The foregoing does not obligate News Corp to pay dividends on NWSA Shares and nothing in the 2013 LTIP or in this RSU Terms and Conditions Notice shall be interpreted as creating such an obligation.

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Any Dividend Equivalents credited to you will be subject to all of the provisions of this RSU Terms and Conditions Notice which apply to the RSUs with respect to which they have been credited and will be payable in cash, if at all, at the time and to the extent that the underlying RSUs on which the Dividend Equivalents have been credited become payable. For example, if your RSUs vest in three equal increments, the cash you receive following your first vesting date will include cash representing Dividend Equivalents on one-third of the initial number of RSUs granted with respect to Dividends paid based on record dates before such date and after the date the RSUs were granted.

Withholding Taxes
You agree, as a condition of the RSU Award, that any applicable Federal, state, provincial, local or foreign tax or withholding payment (including, without limitation, social security contributions or social taxes, if applicable) that may be due as a result of vesting and/or payment of your RSUs (including in respect of any Dividend Equivalents credited to you hereunder) shall be satisfied by News Corp or any Affiliate, as the case may be, by withholding such amounts from cash that would otherwise be paid to you under the RSU Award and any Dividend Equivalents credited to you hereunder.

Employment with News Corp or an Affiliate
Except as provided herein, your eligibility to receive the cash value of NWSA Shares is subject to the condition that you remain employed by News Corp or an Affiliate from the date hereof through the dates on which the RSUs are paid out in the cash value of NWSA Shares, subject to the terms of your RSU Award and with the exceptions set forth below.
Subject to the exceptions set forth below, in the event your employment terminates before your RSUs vest, you shall forfeit your RSU Award and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your RSU Award.
In the event your employment terminates due to your Retirement or Permanent Disability before your RSUs vest, your RSUs shall continue to vest, to the extent not already vested, for a period of three years following such termination. At the end of the three-year period, you shall forfeit any remaining unvested RSUs and neither you, nor your beneficiary or estate, shall be entitled to receive any payment under your RSU Award.
In the event of your termination due to your death, RSUs not previously vested shall immediately become vested.
In the event that your employment during the applicable vesting period transfers from one business group, including corporate groups, which participates in the RSU Program to another business group that also participates in the RSU Program, you will remain eligible to receive payment under your RSU Award. If your business entity is merged with another entity within News Corp or is sold outside of News Corp, the Committee may, in its sole discretion, make such adjustments to your RSU Award as it deems appropriate. All determinations that the Committee makes shall be conclusive and binding on all persons for all purposes. The Committee need not treat all RSU awards in the same manner.

Leaves of Absence
For purposes of the RSU Award, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by News Corp or an Affiliate in writing, if the terms of such leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. However, your Service will be treated as terminating three months after the commencement of such leave, unless your right to return to active work is guaranteed by law or by a contract. Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

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The Committee shall determine, in its sole discretion, which leaves shall count for this purpose, and when your Service terminates for all purposes under the 2013 LTIP.
Current Market Price of Class A Common Stock
You can at any time find out the current market price of NWSA Shares on NASDAQ at http://www.nasdaq.com/quotes by using the code “NWSA.” Also, News Corp undertakes to provide you the current market price of NWSA Shares on NASDAQ within a reasonable period of you making such a request by email to EquityPlanAdmin@newscorp.com.

No Vested Right in Future Awards
You acknowledge and agree (by accepting the RSU Award and receiving this RSU Terms and Conditions Notice) that the eligibility to receive RSUs is made on a fully discretionary basis by the Committee and that the RSU Award does not lead to a vested right to receive any cash value of NWSA Shares, any additional RSUs or any other equity incentive awards in the future.
Further, the RSU Award set forth in the Summary of RSU Award constitutes a non-recurring benefit and the terms of this RSU Terms and Conditions Notice are only applicable to the RSU Award distributed subject to this RSU Terms and Conditions Notice.

Employment Agreements
This RSU Terms and Conditions Notice shall not be applied or interpreted in a manner which would decrease the rights held by, or the payments owing to, you under any employment agreement with News Corp or any Affiliate and, if there is any conflict between the terms of such employment agreement and the terms hereof, the employment agreement shall control, except with respect to the forfeiture and recoupment provisions set forth below which shall control.

Forfeiture; Recoupment
Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice, you acknowledge and agree that the Committee shall have the right to cause you to forfeit any gain realized by you with respect to the RSU Award and any Dividend Equivalents credited to you hereunder, as the Committee in its discretion shall determine, on account of actions taken by, or failed to be taken by, you in violation or breach of or in conflict with any (i) employment agreement, (ii) non-competition agreement, (iii) agreement prohibiting solicitation of employees or clients of News Corp or any Affiliate, (iv) confidentiality obligation with respect to News Corp or any Affiliate, (v) News Corp policy or procedure including, without limitation, News Corp’s Standards of Business Conduct, (vi) other agreement or (vii) any other obligation to News Corp or any Affiliate. In addition, the RSU Award and any cash issued pursuant thereto are subject to any applicable News Corp clawback policy as in effect from time-to-time.

Confidentiality
You acknowledge that you have read and understand News Corp’s policies on confidentiality as set forth in the News Corp Standards of Business Conduct and the News Corp Insider Trading and Confidentiality Policy (collectively, the “Confidentiality Policies”) and hereby agree that during the course of your employment with News Corp or any Affiliate and any time after your employment with News Corp or any Affiliate is terminated, you will continue to abide by the terms of the Confidentiality Policies, including with respect to any materials or information you receive in connection with your RSU Award.

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Retention and Other Rights
The RSU Award does not give you the right to be retained or employed by News Corp or any Affiliate in any capacity for any given period or upon any specific terms of employment.
You waive any and all rights to compensation or damages for the termination of your office or employment with News Corp or any Affiliate for any reason (including unlawful termination of employment) insofar as those rights arise from you ceasing to have rights in relation to the RSU Award as a result of that termination or from the loss or diminution in value of such rights.

Stockholder Rights	You, your estate and your heirs do not have and will not have any of the rights of a stockholder of News Corp with respect to the RSUs granted to you pursuant to this RSU Award.
RSU Award Transferability
Your RSUs may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Applicable Law and Forum
This RSU Terms and Conditions Notice will be interpreted and enforced under the laws of the State of New York.
By accepting the RSU Award, you expressly consent to the exclusive jurisdiction of the federal or state courts serving New York, New York for all lawsuits and actions arising out of or relating to this RSU Terms and Conditions Notice, and you expressly waive any defense that such courts lack personal jurisdiction over you. All such lawsuits and actions shall be tried in the federal or state courts serving New York, New York to the exclusion of all other courts.

Severability
In the event that any provision of this RSU Terms and Conditions Notice shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this RSU Terms and Conditions Notice, and this RSU Terms and Conditions Notice shall be construed and enforced as if the illegal or invalid provision had not been included.

Data Privacy
News Corp and its Affiliates may collect, hold, use and process personal data about you in which News Corp. and its Affiliates have a legitimate interest in order to administer the 2013 LTIP. Such data includes, but are not limited to, the information about you contained in the Summary of RSU Award, other personal and financial data about you, such as your Social Security or tax identification number, equity grant number, home address, business address and other contact information, payroll information, and any other information that might be deemed appropriate by News Corp and its Affiliates to facilitate the administration of the 2013 LTIP (collectively, “Personal Data”).
News Corp and its Affiliates will use reasonable administrative, technical and physical measures to safeguard your Personal Data in its possession against loss, theft and unauthorized use, disclosure or modification. News Corp and its Affiliates will retain Personal Data for no longer than is necessary for sound business and record retention purposes. You have a right to access your Personal Data and a right to ask for the correction or deletion of any inaccurate data held by News Corp and its Affiliates concerning yourself. You also have the right to request that the processing of your Personal Data be restricted or to object to such processing. Please note that if you elect to restrict or otherwise object to the processing of your Personal Data, News Corp and its Affiliates may not be able to administer your RSU Award. Where applicable, you have the right to receive your Personal Data in a structured, commonly used and machine-readable format and to transmit such

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Data to another data controller. If you wish to exercise those rights, please contact your local Human Resources representative and the News Corp Equity Plans Group.
News Corp and its Affiliates may make your Personal Data available to other parties, such as accountants, auditors, lawyers and other outside professional advisors, and to service providers that assist News Corp and its Affiliates in the administration of the 2013 LTIP (collectively, “Service Providers”). News Corp and its Affiliates take steps to ensure that Service Providers protect the confidentiality and security of your Personal Data.
The entity responsible for the collection and processing of your Personal Data in connection with the 2013 LTIP is your respective News Corp Affiliate. If you have questions, please contact your respective Data Protection Officer or Business Unit Privacy Leader.
By accepting the RSU Award, you acknowledge that News Corp and its Affiliates will collect, hold, use and process your Personal Data and will make your Personal Data available to Service Providers for the purpose of administering the 2013 LTIP on the terms set out above. The processing and transfer of your Personal Data for such administration is governed by your Fidelity Stock Plan Services Participant Agreement, and agreements between News Corp and such Service Providers.

Special Non-U.S. Terms and Conditions
Notwithstanding any provisions in this RSU Terms and Conditions Notice, the RSU Award shall be subject to any special terms and conditions applicable to your country set forth in Appendix A attached hereto, which constitutes part of this RSU Terms and Conditions Notice. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent News Corp determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. You agree that the terms and conditions set forth in Appendix A will control in the case of any conflict between the body of this RSU Terms and Conditions Notice and Appendix A.

Consent to Electronic Delivery
News Corp may choose to deliver certain statutory materials relating to the 2013 LTIP in electronic form. By accepting the RSU Award, you agree that News Corp and its Affiliates may deliver the 2013 LTIP, the 2013 LTIP prospectus, News Corp’s annual report on Form 10-K and any related documents to you in an electronic format. If, at any time, you would prefer to receive paper copies of any such documents that you are entitled to receive, News Corp would be pleased to provide paper copies. Please contact the News Corp Equity Plans Group at EquityPlanAdmin@newscorp.com to request paper copies of these documents.

2013 LTIP Materials	Copies of the 2013 LTIP, the 2013 LTIP prospectus and News Corp’s annual report on Form 10-K are available on the Fidelity Stock Plan Services website at www.netbenefits.com.
Section 409A
It is intended that this RSU Terms and Conditions Notice comply with Section 409A of the Code to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Terms and Conditions Notice will be interpreted and administered to be in compliance with Section 409A of the Code. To the extent that News Corp determines that you would be subject to the additional taxes or penalties imposed on certain nonqualified deferred compensation plans pursuant to Section 409A of the Code as a result of any provision of this RSU Terms and Conditions Notice, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional taxes or penalties. The nature of any such amendment shall be finally determined by News Corp.
Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice or the 2013 LTIP, to the extent required to avoid accelerated taxation and penalties under Section 409A of the Code, amounts that would

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otherwise be payable and benefits that would otherwise be provided pursuant to the RSU Award during the six-month period immediately following your “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”) will instead be paid on the first payroll date after the six-month anniversary of your Separation from Service (or your death, if earlier). Notwithstanding anything to the contrary in this RSU Terms and Conditions Notice, for purposes of any provision of this RSU Terms and Conditions Notice providing for the settlement of any NWSA Shares upon or following a termination of employment or a termination of Service that are considered “deferred compensation” under Section 409A of the Code, references to your “termination of employment” or “termination of Service” (and corollary terms) with News Corp or any Affiliate shall be construed to refer to your Separation from Service.

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